Exhibit 99.2
SRA COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	September 30
	2015	2015
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$96,009	$68,822
Restricted cash	681	636
Accounts receivable, net	213,915	234,798
Prepaid expenses and other	7,028	7,971

Total current assets	317,633	312,227
Property and equipment, net	16,449	24,276
Goodwill	828,929	828,929
Trade names	150,200	150,200
Identified intangibles, net	221,039	209,971
Other long-term assets	29,033	26,981

Total assets	$1,563,283	$1,552,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—
Accounts payable and accrued expenses	145,630	141,702
Accrued payroll and employee benefits	82,591	74,290
Billings in excess of revenue recognized	10,826	9,194
Deferred income taxes	6,121	3,213

Total current liabilities	245,168	228,399
Long-term debt	1,060,160	1,060,465
Deferred income taxes	100,763	102,080
Other long-term liabilities	18,866	24,100

Total liabilities	1,424,957	1,415,044
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 352,820 shares authorized as of June 30, 2015 and September 30, 2015, none issued and outstanding as of June 30, 2015 and September 30, 2015	—	—
Common stock, par value $0.01 per share; 1,147,180 shares authorized, 516,662 shares issued and outstanding as of June 30, 2015; 1,147,180 shares authorized, 516,790 shares issued and outstanding as of September 30, 2015	5	5
Additional paid-in capital	526,778	528,386
Accumulated other comprehensive loss, net of tax	(6,113)	(4,565)
Accumulated deficit	(382,344)	(386,286)

Total stockholders’ equity	138,326	137,540

Total liabilities and stockholders’ equity	$1,563,283	$1,552,584

The accompanying notes are an integral part of these condensed consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands)

	Three months ended September 30,
	2014	2015
Revenue	$338,614	$351,006
Operating costs and expenses:
Cost of services	255,763	269,849
Selling, general and administrative	44,929	47,707
Depreciation and amortization of property and equipment	2,076	1,982
Amortization of intangible assets	14,772	11,068

Total operating costs and expenses	317,540	330,606

Operating (loss) income	21,074	20,400
Interest expense	(27,274)	(26,950)
Interest income	14	15

Loss before income taxes	(6,186)	(6,535)
Benefit from income taxes	(2,028)	(2,593)

Net loss	$(4,158)	$(3,942)
The accompanying notes are an integral part of these condensed consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
(in thousands)

	Three months ended September 30,
	2014	2015
Net loss	$(4,158)	$(3,942)
Unrealized (loss) gain on interest rate swaps, net of tax	1,697	1,548

Comprehensive loss	$(2,461)	$(2,394)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three months ended September 30,
	2014	2015
Cash flows from operating activities:
Net loss	$(4,158)	$(3,942)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,435	2,195
Amortization of intangible assets	14,772	11,068
Stock-based compensation	2,223	1,590
Deferred income taxes	(2,513)	(2,577)
Amortization of original issue discount and debt issuance costs	2,045	2,014
Changes in assets and liabilities, net of the effect of acquisitions and divestitures
Accounts receivable	8,286	(21,182)
Prepaid expenses and other	(2,825)	(943)
Accounts payable and accrued expenses	(668)	(3,763)
Accrued payroll and employee benefits	(4,834)	(8,301)
Billings in excess of revenue recognized	(1,506)	(1,632)
Other	(509)	1,216

Net cash provided by operating activities	12,748	(24,257)

Cash flows from investing activities:
Capital expenditures	(3,146)	(2,930)

Net cash used in investing activities	(3,146)	(2,930)

Cash flows from financing activities:

Net cash used in financing activities	—	—

Net increase (decrease) in cash and cash equivalents	9,602	(27,187)
Cash and cash equivalents, beginning of period	108,840	96,009

Cash and cash equivalents, end of period	$118,442	$68,822

Supplementary Cash Flow Information
Cash paid for interest	20,061	13,761
Cash paid (refunds received) for income taxes, net	1,107	(162)
The accompanying notes are an integral part of these condensed consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Basis of Presentation:
SRA Companies, Inc., a Delaware corporation, or SRA Companies, and its wholly-owned subsidiary, Sterling Parent L.L.C., or Sterling Parent, were formed by private equity investment funds, or the PEP Funds, sponsored by Providence Equity Partners L.L.C., or Providence, for the sole purpose of acquiring SRA International, Inc. and its subsidiaries, or SRA, a Virginia corporation. SRA was acquired on July 20, 2011, or the Transaction. SRA Companies and Sterling Parent do not have any independent assets or operations. On August 31, 2015, SRA announced that it had entered into a definitive agreement (the "Merger Agreement") to combine its business operations with Computer Science Corporation's (CSC) government services unit, Computer Sciences Government Services (CSGov). The merger is expected to close during the second quarter of fiscal 2016, in conjunction with the separation of CSGov from CSC with CSGov being the surviving entity.
The accompanying unaudited condensed consolidated financial statements include the accounts of SRA Companies, Inc. and its direct and indirect wholly-owned subsidiaries, or collectively referred as the Company, and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. All intercompany transactions and balances have been eliminated. Certain information and note disclosures normally included in the annual financial statements, which are also prepared in accordance with GAAP, have been omitted pursuant to those rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading.
In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments and reclassifications that are necessary for fair presentation of the periods presented. The results for the three months ended September 30, 2015 are not necessarily indicative of the results to be expected for the year ended June 30, 2016 (fiscal 2016). These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the fiscal year ended June 30, 2015.
Nature of Business
SRA is a provider of sophisticated information technology and strategic consulting services and solutions primarily to the U.S. federal government. The Company provides services and solutions that enable mission performance, improve efficiency of operations, and/or reduce operating costs. The Company's portfolio of customers spans a broad variety of federal agencies and is organized around them into two business groups: National Security group and Health & Civil group.
Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in allocating resources and in assessing performance. Due to the similarities in the types of customers, services and overall economic characteristics of the Company’s two business groups, the Company aggregates all of its operations into one reportable segment.
The Company derives a substantial portion of its revenue from services provided as a prime contractor or subcontractor on engagements with various agencies of the U.S. government. These contracts represented greater than 97% of the Company’s revenue for all periods presented. The Company considers individual agencies that may fall under a larger department as separate customers. No customer accounted for 10% or more of the Company’s revenue for any of the periods presented herein.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants. Various valuation approaches can be used to determine fair value, each requiring different valuation inputs. The following hierarchy classifies the inputs used to determine fair value into three levels:
•Level 1 – Quoted prices for identical instruments in active markets;

•
Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
The Company did not have any significant non-financial assets or liabilities measured at fair value on June 30, 2015 or September 30, 2015. However, the fair value measurement concepts are applied in determining the fair value of goodwill and intangible assets for the purposes of assessing impairment. The valuation models used in the impairment analysis are based in part on estimated future operating results and cash flows. Because these factors are derived from the Company's estimates and internal market assumptions, they are considered unobservable inputs and the resulting fair value measurements are included in Level 3 of the fair value hierarchy.
The Company’s financial instruments include cash, trade receivables, vendor payables, debt, and derivative financial instruments. As of June 30, 2015 and September 30, 2015, the carrying value of cash, trade receivables and vendor payables approximated their fair value. See Note 5 for a discussion of the fair value of the Company’s debt. See Note 6 for a discussion of the fair value of the Company’s derivative financial instruments.
Income Taxes
The Company's effective tax rate for the three months ended September 30, 2014 and 2015 was a tax benefit of 32.8% and 39.7%, respectively. The Company's first quarter fiscal 2015 effective tax rate was lower than the statutory income tax rate primarily due to non-deductible permanent items and minimal state taxes. The Company's first quarter fiscal 2016 effective tax rate was higher than the statutory income tax rate primarily as a result of non-deductible permanent items.
The Internal Revenue Service, or IRS, is currently examining the Company’s federal income tax return for fiscal 2011. The IRS has contested a $136.7 million worthless stock deduction of a disposed subsidiary in that period. The Company believes its tax positions are appropriate and is prepared to vigorously defend them.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update, or ASU, 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. This ASU is effective for the Company’s fiscal 2019. This ASU permits the use of either the retrospective or cumulative effect transition method. Management is evaluating the methods of adoption allowed by this ASU and the effect that it is expected to have on the Company’s consolidated financial statements.
In April 2015, FASB issued ASU 2015-03, Interest - Imputation of Interest, which requires the debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation of debt discounts. This ASU is effective for the Company’s fiscal 2017. Adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
In April 2015, FASB issued ASU No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new guidance becomes effective for the Company on July 1, 2016 with early adoption permitted. The Company can elect to adopt ASU 2015-05 prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. The Company has not yet completed the evaluation of the effect that ASU No. 2015-05 will have on its consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 - Stock-Based Compensation:
Stock Options
The Board of Directors adopted a stock incentive plan in February 2012, amended in December 2012, the 2012 Plan, that authorizes the issuance of up to 61,262 shares of common stock in the form of options. Under the 2012 Plan, key employees, non-employee directors and consultants of the Company may be granted a combination of service and performance options. The performance options are considered market-based for accounting purposes. The Company utilizes the Black-Scholes-Merton option-pricing model to value the service options and the Monte Carlo or binomial lattice model to value the performance options.
The service options generally vest in five equal installments subject to the option holder’s continued employment or service with the Company. The performance options vest at the time of a change in control based upon a specified level of cash return to the PEP Funds from its investment in the Company. The service and performance options expire 10 years from the date of grant.
The following table summarizes stock option activity for the three months ended September 30, 2015:

Service Options:
Shares under option at June 30, 2015	29,157
Options granted	—
Options forfeited or cancelled	(258)
Shares under option at September 30, 2015	28,899
Options exercisable at September 30, 2015	20,649

Performance Options:
Shares under option at June 30, 2015	26,601
Options granted	—
Options forfeited or cancelled	(513)
Shares under option at September 30, 2015	26,088
Pursuant to the terms of the Merger Agreement, the Merger will result in the cancellation and settlement of all outstanding vested service options and all outstanding performance options through a combination of cash and CSGov stock, and will result in the conversion of all outstanding unvested service options into unvested options of CSGov of equivalent value.
Restricted Common Stock
In fiscal 2012, pursuant to the Chief Executive Officer’s, or CEO’s, employment agreement, the CEO was granted 1,000 shares of restricted common stock at $1,000 per share. The restricted shares vest 20% per year on each of the first five anniversaries of the CEO’s date of employment with the Company.
In June 2013, the Board of Directors approved a restricted stock plan, or Restricted Stock Plan. The Board may award shares of restricted stock under the Restricted Stock Plan, at its discretion, to key employees. As of September 30, 2015, the number of authorized shares eligible for grant under the Restricted Stock Plan was 19,340 shares of common stock.
Vesting of restricted stock awarded under the Restricted Stock Plan is subject to the grantee’s continuous employment with the Company from the grant date to the vesting date. Awards vest over various time periods ranging from zero to 36 months. Vested restricted stock issued under the Restricted Stock Plan remains subject to certain sales and transfer restrictions.
The following table summarizes restricted stock activity for the three months ended September 30, 2015:

Nonvested restricted shares of SRA Companies at June 30, 2015	10,239
Restricted shares granted	—
Restricted shares vested	(310)
Restricted shares forfeited	(550)
Nonvested restricted shares of SRA Companies at September 30, 2015	9,379

Stock Compensation Expense
The Company recognized stock-based compensation expense related to the stock options and restricted stock of $2.2 million and $1.6 million for the three months ended September 30, 2014 and 2015, respectively.
Pursuant to the terms of the Merger Agreement, the Merger will result in the cancellation and settlement of all outstanding unvested restricted stock through a combination of cash and CSGov stock.
Note 3 - Accounts Receivable:
Accounts receivable, net as of June 30, 2015 and September 30, 2015 consisted of the following (in thousands):

	June 30, 2015	September 30, 2015
Billed and billable, net of allowance of $997 and $1,059 as of June 30, 2015 and September 30, 2015, respectively	$199,957	$222,237
Unbilled:
Retainages	4,464	4,336
Revenue recorded in excess of milestone billings on fixed-price contracts	6,715	9,691
Revenue recorded in excess of contractual authorization, billable upon receipt of contractual documents	8,764	4,640
Allowance for unbillable amounts	(5,985)	(6,106)
Total unbilled	13,958	12,561
Accounts receivable, net	$213,915	$234,798
The billable receivables included in the billed and billable line item above represent primarily revenue earned in the final month of the reporting period. Consistent with industry practice, certain receivables related to long-term contracts are classified as current, although $2.3 million of retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from federal government agencies or customers engaged in work for the federal government. The Company believes there is no material credit risk associated with these receivables.
Billings in excess of revenue recognized totaled $10.8 million and $9.2 million at June 30, 2015 and September 30, 2015, respectively. Billings in excess of the revenue recognized are included in current liabilities in the condensed consolidated balance sheets.
During fiscal 2014, the Company entered into an accounts receivable purchase agreement under which the Company sells certain accounts receivable to a third party, or the Factor, without recourse to the Company. The Factor initially pays the Company 90% of the receivable and the remaining price is deferred and based on the amount the Factor receives from the Company's customer. The structure of the transaction provides for a true sale, on a revolving basis, of the receivables transferred. Accordingly, upon transfer of the receivable to the Factor, the receivable is removed from the Company's condensed consolidated balance sheet, a loss on the sale is recorded and the deferred price is an account receivable until it is collected. During the first quarter of fiscal 2016, a portion of our factoring program was temporarily discontinued that was subsequently resumed after September 30, 2015. As of June 30, 2015 and September 30, 2015, the balance of the sold receivables may not exceed at any time $56.0 million and $6.0 million, respectively. During the first quarter of fiscal 2016, the Company sold $43.0 million of receivables and recognized a related loss of $0.1 million in selling, general and administrative expenses. As of September 30, 2015, the balance of the sold receivables was $2.5 million, and the related deferred price was $0.3 million. As of September 30, 2015, the available unused facility was approximately $3.5 million.
Note 4 - Composition of Certain Financial Statement Captions:
Details of the composition of certain financial statement captions for the periods presented were as follows (in thousands):

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	June 30, 2015	September 30, 2015
Prepaid expenses and other
Taxes and taxes receivable	$185	$127
Maintenance and software	1,270	1,331
Rent	253	309
Other	5,320	6,204
Total prepaid expenses and other	$7,028	$7,971

Property and equipment
Leasehold improvements	$23,836	$31,329
Furniture, equipment and software	35,318	37,607
Total property and equipment	59,154	68,936
Less: Accumulated depreciation and amortization	(42,705)	(44,660)
Total property and equipment, net	$16,449	$24,276

Identified intangibles
Acquired intangible assets	$527,099	$527,099
Software development costs	3,167	3,167
Total identified intangibles	530,266	530,266
Less: Accumulated amortization	(309,227)	(320,295)
Total identified intangibles, net	$221,039	$209,971

Other long-term assets
Debt issuance costs, net	$25,397	$23,688
Other	3,636	3,293
Total other long-term assets	$29,033	$26,981

Accounts payable and accrued expenses
Vendor obligations	$98,708	$85,867
Accrued interest	24,603	35,755
Interest rate derivative liability	7,637	7,472
Facility exit charge	6,667	5,145
Other	8,015	7,463
Total accounts payable and accrued expenses	$145,630	$141,702

Accrued payroll and employee benefits
Accrued salaries and incentive compensation	$39,936	$29,883
Accrued leave	30,286	28,918
Accrued 401(k) match	5,797	8,910
Other	6,572	6,579
Total accrued payroll and employee benefits	$82,591	$74,290

Other long-term liabilities
Interest rate derivative liability	$2,369	$—
Deferred rent	12,378	20,752
Facility exit charge	4,119	3,348
Total other long-term liabilities	$18,866	$24,100

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5 - Debt:
On July 20, 2011, in connection with the Transaction, SRA (i) entered into senior secured credit facilities, consisting of an $875.0 million Term Loan B Facility and a $100.0 million Revolver, or the Credit Agreement, and (ii) issued $400.0 million aggregate principal amount of 11% Senior Notes due 2019. The Term Loan B Facility was issued at a discount of $8.75 million.
At June 30, 2015 and September 30, 2015, debt consisted of the following (in thousands):

	June 30, 2015	September 30, 2015
Secured Term Loan B Facility	$664,167	$664,167
Less: Unamortized discount	(4,007)	(3,702)
Secured Term Loan B Facility, net	660,160	660,465
Senior Notes due 2019 at 11%	400,000	400,000
Total debt	1,060,160	1,060,465
Current portion of long-term debt	—	—
Long-term debt	$1,060,160	$1,060,465
As of September 30, 2015, the estimated fair value of SRA’s outstanding debt was approximately $1,088.2 million. The estimated fair value of this outstanding debt was determined based on quoted prices for similar instruments in active markets (Level 2 inputs).
The Credit Agreement and the indenture governing the Senior Notes issued in connection with the Transaction limit the SRA’s ability to incur certain additional indebtedness, pay dividends or make other distributions or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, and sell certain assets.
SRA is required to meet a net senior secured leverage ratio, or NSSLR, covenant quarterly if any revolving loan, swing-line loan or letter of credit is outstanding on the last day of the quarter. SRA had 0 outstanding debt, letters of credit or borrowings on its Revolver as of June 30, 2015 and September 30, 2015. If SRA had any borrowings on its Revolver, it would have been required to maintain a NSSLR of less than or equal to 4.5x as of September 30, 2015. The ratio is calculated as the consolidated net secured indebtedness as of the last day of the quarter (defined as the consolidated net debt secured by any lien minus any cash and permitted investments) to the preceding four quarters’ consolidated EBITDA (as defined in the Credit Agreement). SRA’s NSSLR was 2.9x as of June 30, 2015 and 3.1x as of September 30, 2015. As of September 30, 2015, SRA was in compliance with all of its covenants.
See Note 11 for discussion regarding the notice of conditional redemption of the Senior Notes.
Senior Secured Credit Facilities
Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus the London Interbank Offered Rate, or LIBOR, with a 1.25% floor, or, at SRA’s option, an applicable margin plus an alternative base rate determined by reference to the higher of the prime rate or the federal funds rate plus 0.5%, with a 2.25% floor. In addition to paying interest on outstanding principal under the senior secured credit facilities, SRA pays a per annum commitment fee on undrawn amounts under the revolving credit facility and customary administrative fees. The senior secured credit facilities are guaranteed by Sterling Parent and substantially all wholly-owned domestic subsidiaries of SRA. The Term Loan B Facility matures in July 2018 and the Revolver matures in July 2016.
In addition, the senior secured credit facilities require SRA to prepay outstanding term loans, subject to certain exceptions, in the case of excess cash flow, or ECF, and in the event of certain asset sales, condemnation events and issuances of debt. SRA is required to make annual payments equal to 50% of ECF based upon achievement of a net senior secured leverage ratio, or NSSLR, between 2.75x and 3.5x. The required annual payments adjust to 75% of ECF when NSSLR is greater than 3.5x, 25% of ECF when NSSLR is between 2x and 2.75x, and 0 if NSSLR is less

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

than 2x. Any required ECF payments are due in October each year, subject to acceptance by the lenders. SRA repaid $140.0 million of its Term Loan B Facility in fiscal 2012, which satisfied all of SRA’s required quarterly principal payments and required ECF principal payments for fiscal 2012. SRA repaid $20.0 million of its Term Loan B Facility in fiscal 2013, which satisfied SRA’s required ECF principal payments for fiscal 2013. SRA's fiscal 2014 ECF requirement was $61.5 million, of which SRA repaid $40.0 million during fiscal 2014. The remainder was tendered as payment in October 2014, of which $10.6 million was declined by the lenders and returned to SRA, as permitted by the facility. 0 amount was due in October 2015 based on the terms of the agreement.
The $8.75 million Term Loan B Facility original issue discount is being amortized to interest expense using the effective interest method and added to the recorded debt amount over the seven-year term of the loan. During each of the three months ended September 30, 2014 and 2015, $0.3 million of the original issue discount were amortized and reflected in interest expense in the condensed consolidated statements of operations.
Costs incurred in connection with the issuance of the debt are amortized using the effective interest method over the life of the related debt and accelerated to the extent that any repayment is made. During each of the three months ended September 30, 2014 and 2015, $1.7 million of costs were amortized and reflected in interest expense in the condensed consolidated statements of operations.
As of September 30, 2015, interest accrued at a rate of 6.5% for the senior secured credit facilities. Interest payments of $18.9 million and $10.9 million were made in the three months ended September 30, 2014 and 2015, respectively, including $0.2 million and $0.2 million of commitment fees for the same periods.
Senior Notes due 2019
The Senior Notes due 2019 are guaranteed by SRA’s wholly-owned domestic subsidiaries. Interest on the Senior Notes is payable semi-annually. The Senior Notes are redeemable, in whole or in part, at the redemption prices set forth in the indenture governing the Senior Notes, including a redemption price of 105.5% during the twelve-month period beginning on October 1, 2015, plus accrued and unpaid interest, if any, to the redemption date.
As of September 30, 2015, interest accrued at 11.0% for the Senior Notes. See Note 11 for discussion regarding the notice of conditional redemption of the Senior Notes.

Note 6 - Derivative Instruments and Hedging Activities:
Hedge of Interest Rate Risk
Risk Management Objective of Using Derivatives
The Company utilizes derivative financial instruments to manage interest rate risk related to its Term Loan B Facility.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate swaps as part of its interest rate risk management strategy. Such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. As of both June 30, 2015 and September 30, 2015, the Company had outstanding interest rate derivatives with a combined notional value of $500.0 million, which were designated as cash flow hedges of interest rate risk. The interest rate swap derivatives decrease over time to a notional value of $475.0 million upon maturity in July 2016.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income, or AOCI, net of taxes, and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that approximately $4.6 million will be reclassified from AOCI into earnings.
Fair Values of Derivative Instruments on the Condensed Consolidated Balance Sheets

The fair value of the Company’s derivative financial instruments, determined using Level 2 inputs (see Note 1), was $10.0 million and $7.5 million as of June 30, 2015 and September 30, 2015, respectively. The current portion is included in the accounts payable and accrued expenses and the long-term portion is included in other long-term liabilities in the condensed consolidated balance sheets.
The Company utilizes a third-party pricing service to assist with determining the fair values for its interest rate swaps. The Company performs procedures to corroborate the values provided by the pricing service including regular discussions to understand the pricing service’s methodology and a review of the service provider’s Statement on Standards for Attestation Engagements No. 16, or SSAE 16, report.
The Effect of Derivative Instruments on the Condensed Consolidated Statements of Operations & Condensed Consolidated Statements of Comprehensive Loss
All amounts recorded in other comprehensive loss are related to the Company’s derivatives. The following table represents a rollforward of amounts recognized in accumulated other comprehensive loss, including the reclassifications out of the accumulated other comprehensive loss to the condensed consolidated statements of operations (in thousands):

	Three months ended September 30,
	2014	2015
Beginning of period	$(11,871)	$(6,113)
Other comprehensive loss before reclassifications
Total before tax	(59)	(182)
Tax effect	23	71
Net of tax	(36)	(111)
Amounts reclassified from accumulated other comprehensive loss
Total before tax	2,851	2,715
Tax effect	(1,118)	(1,056)
Net of tax	1,733	1,659
Net other comprehensive income	1,697	1,548
End of period	$(10,174)	$(4,565)
Credit Risk-Related Contingent Features
The Company has agreements with each of its interest rate swap counterparties that contain a provision providing that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company's default on the indebtedness.
If the Company had breached any of the provisions of the agreements at September 30, 2015, it could have been required to settle its obligations under the agreements at an estimated termination value. As of September 30, 2015, the termination value of the interest rate swaps in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk related to these agreements, was $10.4 million. As of September 30, 2015, the Company was not in breach of any of the provisions nor posted any collateral related to these agreements.
Note 7 - Commitments and Contingencies:
Government Contracting
The Company is subject to investigations and reviews relating to compliance with various laws and regulations. U.S. Government agencies, including the Defense Contract Audit Agency, or DCAA, and the Defense Contract Management Agency, or DCMA, routinely audit and review a contractor’s performance on government contracts; accounting, estimating, and other management internal control systems; indirect rates and pricing practices; and compliance with applicable contracting and procurement laws, regulations and standards, including U.S. Government Cost Accounting Standards.
In November 2013, DCMA issued a report that deemed the Company’s accounting system acceptable. Any future adverse audit findings or failure to obtain an “adequate” determination of the Company’s various accounting, estimating, and other management internal control systems from the responsible U.S. government agency could significantly and adversely affect its business, including its ability to bid on new contracts and its competitive position in the bidding process. The government may also decrement billings until cited deficiencies are corrected and a follow-up review has been performed by DCAA confirming corrective actions are adequate.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The DCAA has not completed audits of the Company’s incurred cost submissions for fiscal 2009 and subsequent fiscal years. The Company has recorded financial results subsequent to fiscal 2008 based upon costs that the Company believes will be approved upon final audit or review. If incurred cost audits result in adverse findings that exceed the Company’s estimates, it may have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
Litigation
The Company is subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government, state, local, and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with penalties, fines, payments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. The Company is subject to periodic audits by state, local, and foreign governments for taxes. The Company is also involved in various claims, arbitrations and lawsuits arising in the normal conduct of its business, including but not limited to bid protests, various employment litigation matters, contractual disputes and charges before administrative agencies. Although the Company can give no assurance, based upon its evaluation and taking into account the advice of legal counsel, the Company does not believe that the outcome of any such matter would likely have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.
Note 8 - Facility Exit Costs:
Periodically the Company initiates activities to consolidate and exit certain underutilized leased facilities as well as sublease excess space. The Company exited underutilized office space in several of its leased facilities and recognized total facility exit charges of $1.4 million during the three months ended September 30, 2014. During the three months ended September 30, 2015, the Company recognized facility exit charges of $0.2 million, offset by a reduction in the facility exit charge of $0.9 million due to additional space needed for a previously darkened facility as a result of newly awarded contract. Future lease payments will continue to be made through the end of the lease terms, with the latest expiring in fiscal 2026.
In determining the fair value of the facility exit charges, the Company made estimates related to potential sublease income and future exit costs. If the actual amounts differ from the Company’s estimates, the amount of the facility exit charges could be impacted.
The following is a summary of the accrued facility exit charge (in thousands). The current portion is included in accounts payable and accrued expenses and the long-term portion is included in other long-term liabilities in the condensed consolidated balance sheets.

Balance as of June 30, 2015	$10,786
Facility exit costs accrued, net	(627)
Cash payments	(1,616)
Other	(50)
Balance as of September 30, 2015	8,493
Current portion of facility exit charge liability	(5,145)
Long-term facility exit charge liability	$3,348

Note 9 - Related Party Transactions:
In connection with the Transaction, SRA entered into an agreement with Providence under which Providence provides the Company with advisory, consulting, and other services for which the Company pays Providence an annual management fee. In addition to the management fee, the Company is responsible for expenses incurred by Providence in connection with its performance of these services. The Company incurred $0.5 million in management fees and expenses for each of the three months ended September 30, 2014 and 2015.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

From time to time, and in the ordinary course of business, the Company purchases goods and services from other Providence portfolio companies. Costs associated with these related party transactions for the three months ended September 30, 2014 and 2015 were $1.4 million and $3.3 million, respectively.
As of June 30, 2015, there were 0 amounts due from related parties and $1.2 million due to related parties, which was included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheet. As of September 30, 2015, there were 0 amounts due from related parties and $0.2 million due to related parties, which was included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheet.
Note 10 - Guarantor Financial Statements:
Sterling Parent and all of SRA’s subsidiaries fully and unconditionally guarantee the debt of SRA. No separate financial statements of SRA Companies, Inc. are presented herein, since SRA Companies, Inc. has no independent assets or operations.
Note 11 - Subsequent Events:
We have evaluated subsequent events through December 9, 2015, the date the financial statements were available to be issued.
During October 2015, the Company borrowed $30.0 million under its Revolver for operational use which was subsequently repaid.
On November 30, 2015, concurrent with the consummation of the combination of the Company with CSRA, all outstanding long-term debt (described in Note 5) and derivative liabilities (described in Note 6) were paid in full.